Exhibit 99.1

China XD Plastics Announces Plans to Increase Production
Capacity to 135,000 Metric Tons in 2011

Harbin, PRC – October 11, 2010 – China XD Plastics Company Limited (“China XD Plastics” or the “Company”), (NASDAQ: CXDC), one of the leading Chinese manufacturers engaged in the development, manufacture, and distribution of modified plastics primarily for use in automotive applications in China, today announced its plans to increase its annual production capacity of modified plastics, from 100,000 metric tons in 2010 to approximately 135,000 metric tons in 2011. To achieve this increase, China XD Plastics will purchase up to nine new production lines. The Company expects the installation and testing of the new production equipment to be completed by the end of 2010 and to be fully operational in January 2011.

The Company will retrofit its factory located on Qinling Road in Harbin to house the new production lines. China XD Plastics believes that the new equipment will allow it to meet its target of increasing production capacity by approximately 35,000 metric tons of high-end products once the facility refurbishment and new product installations have been completed. It is expected that the total cost will be approximately RMB130 million (US$20 million), including RMB100 million for the purchase of new equipment, and RMB30 million for the facility retrofitting.

The auto industry in China continues to grow at a rapid rate. China’s auto sales reached 11.57 million units within the first eight months of 2010 and increased by 39% compared to the same period in 2009. Driven by the increasing auto demand and plastic content on a per vehicle basis, the Company believes that the demand for automotive modified plastics in China will continue to grow in the future. The Company is therefore committed to considering additional opportunities to increase its production capacity to meet the needs of customers and benefit from the rapid market growth.

“We are pleased to announce our capacity expansion plans in the context of the rapid growth of the auto industry in China and the Company’s strengthening competitive position,” commented Mr. Jie Han, Chairman of the Board and CEO of China XD Plastics. “Upon the completion of this expansion, we believe we will be in a better position to meet our customers’ increasing demand for our products, enhance our production capacity for high value-added products, further optimize our product mix, and increase the overall gross margin of the Company’s products.”

About China XD Plastics Company Ltd.

China XD Plastics Company Limited, through its wholly owned subsidiary, Harbin Xinda Macromolecule Material (“Xinda”), develops, manufactures, and distributes modified plastics, primarily for automotive applications. The Company’s specialized plastics are used in the exterior and interior trim and in the functional components of more than 30 automobile brands manufactured in China including Audi, Red Flag, Volkswagen and Mazda. The Company’s wholly-owned research institute is dedicated to the research and development of modified plastics, and benefits from the cooperation with well-known scientists from prestigious universities in China. At present, 159 of Xinda’s products have been certified for use by one or more of the automobile manufacturers in China.  For more information please visit http://www.chinaxd.net.

Safe Harbor Statement

This press release contains certain statements that may include “forward-looking statements.” All statements other than statements of historical fact included herein are “forward-looking statements.” These forward-looking statements are often identified by the use of forward-looking terminology such as “believes,” “expects” or similar expressions, involving known and unknown risks and uncertainties. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including the risk factors discussed in the Company’s periodic reports that are filed with the Securities and Exchange Commission and available on the SEC’s website (http://www.sec.gov). All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these risk factors. Other than as required under the securities laws, the Company does not assume a duty to update these forward-looking statements.

Contact:
China XD Plastics Company Ltd. Mr. Taylor Zhang, CFO Phone: +1-212-747-1118 (New York)	Taylor Rafferty (US): Mahmoud Siddig, Director ChinaXD@Taylor-Rafferty.com

Mr. Allan Lao, IR Director Phone: +86-451-84346600 (China) Email: cxdc@chinaxd.net